Exhibit 99.1

NEWS RELEASE

CONTACT:	Jerry Sleve
Vice President - Administration
Phone:	(607) 936-3758 ext. 223
Fax:	(607) 936-2844
Date:	June 30, 2009

FOR IMMEDIATE RELEASE

Corning Natural Gas Corporation Offers Re-pricing of Common Stock Warrants

Corning, N.Y. (Thursday, July 2, 2009) – Corning Natural Gas Corporation’s (“CNG”) Board of Directors has authorized a change in the price of the common stock Warrants that were issued as part of an August 2007 Rights Offering to shareholders.  CNG has filed an 8-K with the SEC outlining the change in the pricing of the Warrants and will mail material to warrant-holders relevant to the price change.  The change will be to lower the exercise price from $19.00 to $15.00 per share and will be effective for a thirty day period beginning on  July 6 and ending on August 5, 2009.  “The Directors have reviewed the trading range of the Company’s stock over many months and believe it is in the best interest of the Corporation to amend the Warrant’s pricing temporarily to increase the likelihood that the Warrants will be exercised as a means of raising capital for the Corporation,” said Jerry Sleve, Vice President of Administration for the Company.  Equity capital raised through the exercise of the warrants and issuing of common stock will be used for construction projects and to retire debt.

For questions regarding the exercising of the Warrants, please contact CNG’s stock transfer agent, Registrar and Transfer Company, at Investor Relations Department (800) 368-5948.

Corning Natural Gas Corporation continues a one-hundred five year history as a New York State public utility providing natural gas service in the Finger Lakes region to nearly 15,000 residential, industrial and commercial customers.  Learn more at www.corninggas.com

Safe Harbor Regarding Forward-Looking Statements
Some of the statements that we make in this press release, including statements about our confidence in the company’s prospects and strategies are forward-looking statements within the meaning of § 21E of the Securities Exchange Act. Some of these forward-looking statements can be identified by words like “believe,” “expect,” “will,” “should,” “intend,” “plan,” or similar terms; others can be determined by context. Statements contained in this release that are not historical facts are forward-looking statements. These statements are necessarily estimates reflecting our best judgment based upon current information, and involve a number of risks and uncertainties. Many factors could affect the accuracy of these forward-looking statements, causing our actual results to differ significantly from those anticipated in these statements. You should not place undue reliance on our forward-looking statements, which reflect our analysis only as of the date of this report. The risks and uncertainties listed above and in documents that we file with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and any current reports on Form 8-K, must be carefully considered by any investor or potential investor in Corning.